Exhibit 10.13(c)
[ipCapital Group Letterhead]

November 14, 2011

Robert Dilworth
Chairman of the Board and Chief Executive Officer
GraphOn Corporation
5400 Soquel Avenue, Suite A-2
Santa Cruz, CA 95062

RE: Engagement Letter for IP Strategy Execution; ADDENDUM #2:  Invention Disclosures

Dear Mr. Dilworth:

Under the engagement letter dated October 11, 2011 (the “Engagement Letter”) by and between ipCapital Group, Inc. (“ipCG”) and GraphOn Corporation (“GraphOn”), Graphon engaged ipCG to perform a number of services to assist in the execution of its IP strategy. The details of the engagement are set forth in the above referenced Engagement Letter.

This letter (“ADDENDUM #2”) sets forth the terms of a proposed additional service that ipCG will perform for GraphOn in the scope of work described below.

SCOPE OF WORK

ipCG will use its ipInterview® and ipDisclosure® process to draft between six (6) and ten (10) invention disclosures for high-priority inventions selected by GraphOn based on the results of the ipScan® process initiated October 11, 2011 and covering GraphOn’s ipLandscape® framework #1 of 2. The total number of disclosures is not to exceed 10 disclosures under ADDENDUM #2.

The ipDisclosure® process produces written and graphical descriptions of an invention and its technical enablement necessary to facilitate the patent application process with a patent attorney and/or to provide documentation of a trade secret.

ipCG will use its ipInterview® process to interview relevant GraphOn team members by phone or on-site in Concord, NH to collect the key information related to each invention. The ipInterview® process is structured and conducted in a standardized and comprehensive manner to facilitate the documentation of the technical information.

Each invention disclosure contemplated here is 8-10 pages in length. However, if after conducting an interview and developing figures, it appears that the length of the resulting invention disclosure will exceed 10 pages, ipCG will contact GraphOn to discuss how to limit the scope of the disclosure to fit within the 8-10 page guideline or expand the scope under mutually agreed upon terms.

The fee is $5,000 per invention disclosure. Signing ADDENDUM #2 authorizes ipCG to draft six (6) disclosures for a total fee of $30,000. Should GraphOn require additional support, ipCG may draft a total of up to ten (10) disclosures for a maximum total fee of $50,000. GraphOn may authorize ipCG to draft additional disclosures beyond the base number of 6 with brief email written approval.

Under the scope of this engagement, ipCG will perform the services below entitled “Professional Services and Fees” (hereinafter referred to as “Services”) in accordance with the following terms and conditions:

1. Timing & Delivery. Work can begin upon acceptance of the terms in this letter. ipCG and GraphOn shall mutually agree upon a project schedule.

2. Compensation. The aggregate cash fee for the Service is $30,000 for six (6) invention disclosures (“Total Fee”). The Total Fee may increase by $5,000 for each additional invention disclosure GraphOn authorizes by email written approval, up to a maximum Total Fee of $50,000 for ten (10) disclosures. GraphOn agrees to pay ipCG $30,000 upon execution of this letter to initiate the Service. This prepayment will be applied to the final invoice(s). GraphOn agrees to pay the balance of the Contract Total within ten (10) days from date of the invoice for Services, together with all reasonable out of pocket expenses estimated at 15% - 20% of fees.

All other terms and conditions are per the Engagement Letter.

Please confirm your agreement with the foregoing by signing a copy of this letter and returning it to ipCG. We are pleased to have this opportunity to be of service to you.

Very truly yours,

ipCapital Group, Inc.

By:  /s/ Robert McDonald
Name: Robert McDonald
Title:   President
Date:  11/14/11

GraphOn agrees to, accepts, and acknowledges the foregoing terms and conditions pursuant to which ipCapital Group, Inc. will provide services to GraphOn.

By: /s/ Robert Dilworth
Name: Robert Dilworth
Title:   CEO
Date: